Southwest Capital Partners, LLC

PRIVATE AND CONFIDENTIAL

May 07, 2010 CR.
~~March~~ 20, 2010

Mr. Cameron Robb
President & CEO
On4 Communications, Inc.
10575 N.114th Street, Suite 103
Scottsdale, AZ 85259

Dear Cameron:

This consulting agreement (this "Agreement") confirms that Southwest Capital Partners, LLC ("Southwest", "we" or "our") has been engaged by On4 Communications, Inc. and its successors or affiliates, (the "Company", "you", or "your"), to act as your consultant for the purposes set forth in Paragraph 1 below, on the terms and conditions hereinafter set forth (the "Engagement"). We are looking forward to working with you, and this Engagement shall become effective as of the date of your execution of this Agreement.

1. Strategic Advice

In exchange for the fee described below, you have asked us to provide strategic advisory and business planning services, more specifically described in Attachment A, in connection with your public company. If required, an affiliated broker-dealer working pursuant to a separate engagement letter will assist and advise you in negotiating the terms of related financings and closing transactions.

2. Compensation and Fees

In connection with the Engagement, we are proposing a consulting fee with respect to structuring and arranging any bank-provided or other lender provided debt financing (including any restructuring or refinancing of existing Company indebtedness) as described in Attachment B.

3. Equity Interest

Effective with the Engagement, Southwest will receive an aggregate of two (2) million shares of the Company's common stock currently trading on the OTCBB and listed as "ONCI".

4. Term of Engagement

The term of the Engagement shall commence as of the date of this Agreement and shall terminate upon the earlier of (a) thirty (30) days after written notice is given by either party that the Engagement is terminated or (b) twelve (12) months from the date of this Agreement (in either event, the "Termination"). Upon the Termination of the Engagement, Southwest will be entitled to (i) the vested amount of the Shares.

5. Non-Exclusivity

Southwest will be the Company's non-exclusive financial advisor. The Company may engage any other person or entity to provide services similar to those to be provided by Southwest hereunder without the prior written consent

CR

of Southwest. Without limiting the preceding sentence, in no event shall any obligation directly or indirectly incurred by or on behalf of the Company or any other person or entity for fees or expenses payable to any other party (including, without limitation, any other advisor or consultant) reduce, impair or otherwise affect the fees payable to Southwest hereunder.

6. Indemnification

Because Southwest will be acting for the benefit of the Company in connection with the Engagement, the Company agrees to indemnify Southwest and certain other persons, as set forth in the indemnification provisions attached hereto as Attachment C, the provisions of which are incorporated herein in its entirety. The provisions of this section shall survive any termination of the Engagement that is the subject of this letter.

7. Miscellaneous

A. Governing Law; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of Arizona, without any references to its conflicts of law principles, and the courts of the State of Arizona shall have exclusive jurisdiction over any matters arising pursuant to this Agreement. The parties intend for this forum selection clause to be mandatory.

B. Entire Understanding. This Agreement contains the entire understandings between the Company and Southwest with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral. This Agreement may be executed in one or more counterparts, which together shall constitute a binding agreement. A signed facsimile will create and constitute an original, legally binding agreement on the party sending the same.

C. Amendment. This Agreement can only be amended by a written document signed by both parties.

D. Cost of Obtaining Benefits. The losing party shall reimburse the prevailing party for any legal fees, retainers, and expenses incurred by the prevailing party in obtaining the benefits to which it is entitled under the terms of this Agreement.

E. Severability. If any provisions of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Engagement Letter, or the application of such provisions to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

F. Headings. The text in the headings of paragraphs and subparagraphs of this Agreement are for convenience of identification only and do not constitute a part of any such paragraph and/or subparagraph.

If the foregoing constitutes the agreement and understanding of the Company, please confirm your agreement by signing and returning one copy of this Agreement to the undersigned, whereupon this agreement shall become binding between you and Southwest.

Sincerely,

SOUTHWEST CAPITAL PARTNERS, LLC.

By:________________________
Jeffrey J. Rassas
Managing Partner

Accepted and agreed:

ON4 COMMUNICATIONS, INC.

By:________________________
Cameron Robb
President & CEO

Date: May 7/2010

ATTACHMENT A

STRATEGIC ADVICE

The services rendered by Southwest shall include, among other things:

A. Financial consultation with respect to assessing the Company's business, operations, financial condition, capital structure and prospects; and

B. Advice and consultation with respect to determining the appropriate capital to be raised, including assisting with the identification of potential capital sources, lenders or investors and the arrangement of private and public placements of equity and or debt; and

C. Assisting the Company in identifying a merger target, negotiating, documenting and closing the merger transaction; and

D. Assistance with the engagement of professional advisors, and the recruitment of qualified independent directors; and

E. Advice and consultation with respect to strategic positioning, acquiring strategic licensing agreement and the development of an aftermarket support plan; and

F. Public Relations Council; and

G. Assistance with the preparation of valuation analysis, financial modeling, cash flow analysis, fair value presentations, sales presentations and due diligence materials.

It is expressly acknowledged and agreed by the parties hereto that Southwest is not registered with the Securities and Exchange Commission (SEC) as a broker/dealer or a member of the Financial Industry Regulatory Authority (FINRA). It is expressly contemplated that any and all services of the type required under applicable laws and regulations to be provided by a registered broker/dealer would be provided to the Company by a broker-dealer working pursuant to a separate engagement letter negotiated and entered into by such parties.

ATTACHMENT B

COMPENSATION AND FEES

In connection with the Engagement, we are proposing a consulting fee with respect to structuring and arranging any bank-provided or other lender provided debt financing (including any restructuring or refinancing of existing Company indebtedness) in an amount equal to:

(i) 1.5% of the commitment amount of any senior, asset based indebtedness arranged as part of a transaction; and

(ii) 6% of the face amount of any non-asset based indebtedness or any other subordinated indebtedness arranged as part of a transaction.

This consulting fee shall be calculated based on the full amount of such commitment and shall be payable in full upon the initial closing of any such transaction. Southwest will be entitled to receive the compensation provided for above if a transaction is consummated or an agreement is entered into during the term of the Engagement which subsequently results in a consummated transaction during the term of the Engagement or at any time within twelve (12) months after expiration or termination of the Engagement for any reason.

If at any time within twelve (12) months following the expiration or termination of the Engagement, as defined below, the Company closes a transaction, directly or indirectly, with any person or entity that was contacted by Southwest in connection with pursuing a transaction under this Engagement (such person or entity hereinafter referred to as a "Qualified Prospect") then the Company shall be obligated to pay Southwest a fee at the close of such transaction equal in amount to the consulting fee formula that would have been otherwise applied to the transaction closed under the Engagement. Within fifteen (15) days following the expiration of the Engagement, Southwest shall provide the Company a complete list of all Qualified Prospects.

ATTACHMENT C

INDEMNIFICATION

This Attachment C is agreed to pursuant to the Agreement dated March 20th, 2010 by and between Southwest Capital Partners, LLC ("SWCP") and On4 Communications, Inc. (together with its affiliates and successors, individually and collectively, the "Company") (the "Agreement").

In consideration of the terms, conditions and mutual covenants of the Agreement, you hereby agree to indemnify, defend and hold harmless SWCP and each of its affiliates, and the respective directors, officers, shareholders, managers, employees, agents, representatives, principals, advisors, contractors, members, and controlling persons thereof (each individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent lawful, against any and all losses, judgments, awards, claims, actions, suits, settlements, damages, expenses or other costs or liabilities (and any costs and expenses in respect thereof, including attorneys fees) (any of the foregoing, a "Liability") that any Indemnified Party may become subject to or incur (i) relating to you, the Agreement or any officer, director, shareholder, employee, agent, representative, advisor, contractor or controlling person of you (a "Company Entity") in connection with you or the Agreement or any advice given under the Agreement; or (ii) relating to any offering, sale or issuance of securities or other transaction involving you or involving any other entity in connection with the Agreement; or (iii) relating to or arising in connection with any untrue statement or alleged untrue statement of a material fact contained in any material, statement, presentation, filing, offering document or other information that is provided or made by you or by a Company Entity or that relates to you, the Agreement or any offering, sale or issuance of Company securities ("Company-Related Information") or any omission or alleged omission to state a material fact necessary to make any statement by you or a Company Entity or any statement in Company-Related Information, in light of the circumstances under which the statement was made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Party that is provided by such party in writing and expressly authorized by such Indemnified Party to be used in Company-Related Information). You agree to reimburse each Indemnified Party for any legal or other expenses reasonably incurred by it with respect to any of the foregoing at the time such expenses are incurred; provided, however, that you shall not be liable to an Indemnified Party under the foregoing indemnity provisions in respect of any Liability if a court having jurisdiction shall have determined by a final judgment that such Liability resulted primarily from fraud, willful misconduct, or gross negligence of such Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or is insufficient to hold it harmless, you shall contribute to the amount paid or payable by the Indemnified Party as a result of such Liability for which such indemnification is held unavailable or is insufficient in such proportion as is appropriate to reflect the relative benefits received or to be received by you on the one hand and the Indemnified Party on the other hand in connection with the introductions or services rendered by SWCP under the Engagement Letter. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then you shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of you on the one hand and the Indemnified Parties on the other hand in connection with any actions or omissions or any other matters which result in any such Liability as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to all Liabilities shall not exceed the amount of fees actually received by SWCP pursuant to the Agreement. You agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.